Exhibit 99.1

Bank of the James Announces Fourth Quarter, 12 Months 2017

Financial Results and Declaration of Dividend

Record Assets and Deposits; Commercial Lending Drives Interest Income

LYNCHBURG, Va., January 26, 2018 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and 12 months ended December 31, 2017.

Net income for the three months ended December 31, 2017 was $360,000 or $0.08 per diluted share compared with $293,000 or $0.07 per diluted share for the three months ended December 31, 2016. Net income for the 12 months ended December 31, 2017 was $2.92 million or $0.67 per diluted share compared with $3.29 million or $0.75 per diluted share for the 12 months ended December 31, 2016. Results for the quarter and year ended December 31, 2017 include a one-time income tax expense related to a reduction in the value of the Bank’s deferred tax asset of $878,000 resulting from the reduction in corporate income tax rates in the recently passed Tax Cuts and Jobs Act.

Highlights

•	Continued growth in commercial and construction lending contributed to a 12% growth of interest income from earning assets in the fourth quarter of 2017 compared with the fourth quarter of 2016, and a 10% increase for the year ended December 31, 2017 compared with a year earlier.

•	Net interest income before provision for loan losses rose 10% for the fourth quarter of 2017 and 8% for the 12 months of 2017 compared to the same periods of 2016.

•	Total noninterest income in the fourth quarter of 2017 rose 18% compared with the fourth quarter of 2016, primarily reflecting increasing fee income from business-related electronic treasury management services and growth in gains on sale of residential mortgage loans, particularly in the second half of 2017.

•	Income before income taxes was $1.63 million for the three months ended December 31, 2017 compared with $399,000 for the three months ended December 31, 2016. For the 12 months ended December 31, 2017, income before income taxes was $5.36 million compared with $4.81 million for the 12 months ended December 31, 2016.

•	Deposits increased to a Company-record $567.49 million, up 8%, led by a 20% year-over-year growth in noninterest bearing demand deposits.

•	Total assets were a Company-record $626.34 million at December 31, 2017, up 9% from year-end 2016. Asset quality ratios remained strong, reflecting loan portfolio strength.

•	Increased shareholder value was reflected in year-over-year growth in book value per share, a 5% higher stockholders’ equity, and an 18% rise in retained earnings.

•	Based on the results achieved in the fourth quarter, on January 16, 2018 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on March 9, 2018, to be paid on March 23, 2018.

•	In addition, the new full-service branch in Appomattox, Virginia opened in the fourth quarter of 2017.

Robert R. Chapman III, President and CEO, commented: “The Company’s fourth quarter operating results demonstrated solid year-over-year growth in commercial lending, and higher interest and noninterest income driven by investments the Company has made in market expansion, growing commercial banking, and a larger team.

“The second half of 2017, in particular, reflected the progress made to generate increased revenue and consistent pre-tax earnings. The changes in the tax law resulted in a write-down to our deferred tax asset. The income tax expense related to the one-time impact of the tax reform amounted to $0.20 per share in the fourth quarter, which evidences that our fourth quarter earnings of $0.08 per share was a strong follow up to the third quarter of 2017 EPS of $0.23, where we began to see to the positive impact of our investment in growing the Company.

“Lending activity, use of treasury services, deposit growth and increased interest income and fee income all reflected the traction we are gaining. We were pleased with deposit growth, and particularly noninterest-bearing deposits that are frequently part of commercial banking relationships. Strong residential mortgage originations in the fourth quarter of 2017 reflected increased activity throughout our franchise, and was a highlight of a quarter in which housing markets are typically quiet.

“We entered the new year with a robust commercial loan pipeline and numerous client relationship opportunities, giving us confidence that we will continue building momentum of 2017.”

Fourth Quarter 2017 Operational Review

Total interest income was $6.24 million in the fourth quarter of 2017, up 12% from a year earlier, primarily reflecting consistent commercial and construction loan growth. On a consecutive quarter basis, interest income was $5.51 million in the first quarter of 2017, $5.85 million in the second quarter of 2017, and $6.07 million in the third quarter of the year. The average rate earned on loans, including fees, was 4.54% in the fourth quarter of 2017.

“The lending environment remains competitive and interest rates low, however, we have maintained relative rate stability throughout the Company’s loan portfolio and met our goal of keeping average loan rates above 4% ,” Chapman noted. “The Federal Reserve has given signs of additional rate increases in the near future. A significant portion of our commercial loan portfolio varies with the prime rate, and therefore upward rate adjustments would positively impact our interest rate income.”

Total interest expense was $825,000 in the fourth quarter of 2017 compared with $636,000 in the fourth quarter of 2016. The year-over-year increase primarily reflected growth in interest bearing accounts, and interest paid on capital notes issued in February 2017. The average rate paid on interest bearing accounts was marginally higher than a year earlier. For the three months ended December 31, 2017, the Company’s net interest margin was 3.64% and net interest spread was 3.46%.

Net interest income increased to $5.41 million for the three months ended December 31, 2017 from $4.93 million for the three months ended December 31, 2016, primarily reflecting loan growth. Net interest income after the provision for loan losses increased significantly in the fourth quarter of 2017 compared with the fourth quarter of 2016, reflecting a sharp reduction in the Company’s loan loss provision. This decrease in provision was primarily related to the funding of a large specific reserve in the fourth quarter of 2016.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, and income from the Bank’s line of treasury management services for commercial customers was $1.40 million in the fourth quarter of 2017 compared with $1.19 million in the fourth quarter of 2016. Income from service charges, fees and commissions, driven primarily by growth in fee income from treasury management services, increased to $510,000 in the fourth quarter of 2017 from $337,000 a year earlier. Strong residential mortgage originations in the fourth quarter of 2017 drove gains on sale of loans to $771,000 compared with $668,000 a year earlier.

“It was exciting to note such strong mortgage origination activity in the fourth quarter, which is not typically a robust period for residential purchase mortgages,” explained J. Todd Scruggs, Executive Vice President and CFO. “The Bank’s increased visibility in all our markets, and particularly newer markets like Roanoke and Harrisonburg, great outreach by our mortgage team, strong demand and tightening inventories, and the prospect of rising rates all contributed to brisk activity.”

Noninterest expense for the three months ended December 31, 2017 was $4.94 million compared with $4.70 million a year earlier. As in the past several quarters, the increase primarily reflected the Company’s larger banking team and market expansion.

2017 Full-Year Operational Overview

Total interest income of $23.67 million in the 12 months of 2017 rose 10% compared to $21.57 million in the 12 months of 2016, eighty percent of which was due to an increase in income received on loans. Net interest income in the 12 months of 2017 increased to $20.67 million from $19.22 million in the 12 months of 2016, primarily reflecting increased total interest income, partially offset by increased total interest expense related to capital notes issued and growth in time deposits and related interest. Net interest income after the provision for loan losses increased to $19.68 million from $17.61 million a year earlier, reflecting higher interest income and a significantly lower provision for loan losses.

The Company’s net interest margin was 3.67% in 2017 compared with 3.77% in 2016, and net interest spread was 3.51% in 2017 compared with 3.62% in 2016. Average rates earned on loans, including fees, was 4.53% in 2017 and the average rate earned on total earning assets was 4.20%.

Noninterest income was $4.86 million in 2017 compared with $4.80 million in 2016. Noninterest income reflected higher year-over-year income from service charges, fees and commissions. Residential mortgage originations (and subsequent loan sales) accelerated in the second half of 2017, reflecting increased home buying activity and increasing contributions from the Roanoke, Charlottesville and Harrisonburg markets. Noninterest expense increased in 2017, with the majority of the increase reflecting investment in expansion into Roanoke, Charlottesville, Harrisonburg, and most recently Appomattox which resulted in higher personnel costs for the larger banking team.

Balance Sheet Review: Growth, Asset Quality

Total assets were a record $626.34 million at December 31, 2017, up from $574.20 million at December 31, 2016. The primary driver of asset growth continues to be loans held for investment, net of the allowance for loan losses, which totaled $491.02 million compared with $464.35 million at December 31, 2016.

“Increased commercial lending has supported a more asset-sensitive loan portfolio,” explained Chapman. “The large majority of commercial loans within our portfolio carrying adjustable rates will re-price in response to rate increases. With the Federal Reserve hinting at additional possible rate hikes in the in the coming year, we can better ensure loan rates will match a changing interest rate environment.”

The Company’s commercial loan portfolio, primarily commercial and industrial (C&I) increased 10% to $96.89 million at December 31, 2017 from $87.86 million at December 31, 2016. Management noted the types of C&I loans, which have grown consistently, reflect a diverse range including operating capital, equipment, and facilities loans, with contributions from all the Company’s served markets.

Owner occupied real estate loans, led by commercial real estate (CRE) lending, increased 5% year-over-year to $146.91 million, non-owner occupied real estate (primarily commercial and investment property) increased by $1.48 million to $145.13 million, and total construction loans grew by $9.90 million to $20.43 million. Construction lending was particularly strong throughout 2017. Management noted that commercial loan originations were consistently strong throughout the year. Loan growth in the fourth quarter of 2017 was impacted by pay downs of commercial loans, particularly revolving lines of credit. In addition, because of uncertainty surrounding the tax reform process, some tax exempt and nonprofit clients replaced bank financing with long-term, tax exempt financing, which resulted in bank loan pay-downs.

Total deposits at December 31, 2017 were $567.49 million, up 8% from $523.11 million at December 31, 2016. Noninterest bearing deposits, primarily reflecting increased commercial banking relationship business throughout the franchise, rose 20% to $123.21 million from $102.65 million at December 31, 2016. Interest bearing demand and savings deposits were $258.88 million, a slight increase from year-end 2016, and time deposits increased to $185.40 million from $165.03 million at year-end 2016. Core deposits accounted for 67% of total deposits.

Asset quality remained strong, with a nonperforming loans to total loans ratio of 0.87%, up from 0.54% at December 31, 2016. Total nonperforming assets, inclusive of OREO, were $6.96 million at December 31, 2017 compared with $4.92 million at December 31, 2016. The increase in nonperforming loans year over year included $1,757,000 of impaired loans related to four customer relationships. These loans were charged down to the estimated net realizable value of their underlying collateral during the fourth quarter of 2017 and as such, little to no additional loan loss provisions are expected to be required for these credits. Total charge-offs during the fourth quarter were $1,543,000, which included $1,411,000 related to the four relationships noted above. The Company’s allowance for loan losses to total losses declined from 1.22% at December 31, 2016 to 0.96% at December 31, 2017, primarily as a result of the decline in recorded specific reserves. The general reserve component of the allowance for loan losses remained relatively consistent with the prior year end.

The Company grew measures of stockholder value. Total stockholders’ equity was $51.67 million, up 5% compared with $49.42 million at December 31, 2016, retained earnings grew 18% to $12.03 million from $10.16 million, and tangible book value per share increased to $11.80 from $11.29. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank operates 13 banking offices and two limited services offices in Virginia serving Altavista, Amherst, Appomattox, Bedford, Charlottesville, Forest, Harrisonburg, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Dec 31, 2017	Three months ending Dec 31, 2016	Change	Year to date Dec 31, 2017	Year to date Dec 31, 2016	Change
Interest income	$6,235	$5,563	12.08%	$23,665	$21,568	9.72%
Interest expense	825	636	29.72%	2,993	2,344	27.69%
Net interest income	5,410	4,927	9.80%	20,672	19,224	7.53%
Provision for loan losses	248	1,017	-75.61%	993	1,612	-38.40%
Noninterest income	1,401	1,190	17.73%	4,855	4,795	1.25%
Noninterest expense	4,937	4,701	5.02%	19,174	17,594	8.98%
Income taxes	1,266	106	1094.34%	2,438	1,527	59.66%
Net income	360	293	22.87%	2,922	3,286	-11.08%
Weighted average shares outstanding – basic	4,378,436	4,378,436	0.00%	4,378,436	4,378,436	0.00%
Weighted average shares outstanding – diluted	4,378,519	4,378,460	0.00%	4,378,524	4,378,436	0.00%
Basic net income per share	$0.08	$0.07	$0.01	$0.67	$0.75	$(0.08)
Fully diluted net income per share	$0.08	$0.07	$0.01	$0.67	$0.75	$(0.08)

Balance Sheet at period end:	Dec 31, 2017	Dec 31, 2016	Change	Dec 31, 2016	Dec 31, 2015	Change
Loans, net	$491,022	$464,353	5.74%	$464,353	$430,445	7.88%
Loans held for sale	2,626	3,833	-31.49%	3,833	1,964	95.16%
Total securities	61,025	44,075	38.46%	44,075	38,515	14.44%
Total deposits	567,493	523,112	8.48%	523,112	467,610	11.87%
Stockholders’ equity	51,665	49,421	4.54%	49,421	48,196	2.54%
Total assets	626,341	574,195	9.08%	574,195	527,143	8.93%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$11.80	$11.29	0.51	$11.29	$11.01	$0.28

Daily averages:	Three months ending Dec 31, 2017	Three months ending Dec 31, 2016	Change	Year to date Dec 31, 2017	Year to date Dec 31, 2016	Change
Loans, net	$493,978	$459,528	7.50%	$480,138	$446,281	7.59%
Loans held for sale	3,575	3,599	-0.67%	2,628	3,611	-27.22%
Total securities	59,719	44,751	33.45%	54,913	41,083	33.66%
Total deposits	569,243	514,636	10.61%	543,783	492,472	10.42%
Stockholders’ equity	52,701	50,971	3.39%	51,789	49,807	3.98%
Interest earning assets	589,938	531,132	11.07%	563,538	510,275	10.44%
Interest bearing liabilities	446,707	410,065	8.94%	431,190	393,966	9.45%
Total assets	$628,069	$566,347	10.90%	$601,820	$543,897	10.65%

Financial Ratios:	Three months ending Dec 31, 2017	Three months ending Dec 31, 2016	Change	Year to date Dec 31, 2017	Year to date Dec 31, 2016	Change
Return on average assets	0.23%	0.21%	0.02	0.49%	0.60%	(0.11)
Return on average equity	2.71%	2.29%	0.42	5.64%	6.60%	(0.96)
Net interest margin	3.64%	3.68%	-0.04%	3.67%	3.77%	-0.10%
Efficiency ratio	72.49%	76.85%	(4.36)	75.11%	73.25%	1.86
Average equity to average assets	8.39%	9.00%	(0.61)	8.61%	9.16%	(0.55)

Allowance for loan losses:	Three months ending Dec 31, 2017	Three months ending Dec 31, 2016	Change	Year to date Dec 31, 2017	Year to date Dec 31, 2016	Change
Beginning balance	$6,020	$4,953	21.54%	$5,716	$4,683	22.06%
Provision for losses	248	1,017	-75.61%	993	1,612	-38.40%
Charge-offs	(1,543)	(267)	477.90%	(2,094)	(759)	175.89%
Recoveries	27	13	107.69%	137	180	-23.89%
Ending balance	4,752	5,716	-16.86%	4,752	5,716	-16.86%

Nonperforming assets:	Dec 31, 2017	Dec 31, 2016	Change	Dec 31, 2016	Dec 31, 2015	Change
Total nonperforming loans	$4,308	$2,550	68.94%	$2,550	$3,406	-25.13%
Other real estate owned	2,650	2,370	11.81%	2,370	1,965	20.61%
Total nonperforming assets	6,958	4,920	41.42%	4,920	5,371	-8.40%
Troubled debt restructurings – (performing portion)	440	455	-3.30%	455	646	-29.57%

Asset quality ratios:	Dec 31, 2017	Dec 31, 2016	Change	Dec 31, 2016	Dec 31, 2015	Change
Nonperforming loans to total loans	0.87%	0.54%	0.33	0.54%	0.78%	(0.24)
Allowance for loan losses to total loans	0.96%	1.22%	(0.26)	1.22%	1.08%	0.14
Allowance for loan losses to nonperforming loans	110.31%	224.16%	(113.85)	224.16%	137.49%	86.67

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
	12/31/2017	12/31/2016
Assets
Cash and due from banks	$20,267	$16,938
Federal funds sold	16,751	11,745

Total cash and cash equivalents	37,018	28,683

Securities held-to-maturity (fair value of $5,619 in 2017 and $3,273 in 2016)	5,713	3,299
Securities available-for-sale, at fair value	55,312	40,776
Restricted stock, at cost	1,505	1,373
Loans, net of allowance for loan losses of $4,752 in 2017 and $5,716 2016	491,022	464,353
Loans held for sale	2,626	3,833
Premises and equipment, net	11,890	10,771
Software, net	165	176
Interest receivable	1,713	1,378
Cash value – bank owned life insurance	13,018	12,673
Other real estate owned	2,650	2,370
Income taxes receivable	1,366	1,214
Deferred tax asset	1,418	2,374
Other assets	925	922

Total assets	$626,341	$574,195

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	123,211	102,654
NOW, money market and savings	258,878	255,429
Time	185,404	165,029

Total deposits	567,493	523,112

Capital notes	5,000	—
Interest payable	111	88
Other liabilities	2,072	1,574

Total liabilities	$574,676	$524,774

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of December 31, 2017 and 2016	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive loss	(1,228)	(1,600)
Retained earnings	12,028	10,156

Total stockholders’ equity	$51,665	$49,421

Total liabilities and stockholders’ equity	$626,341	$574,195

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
Interest Income	2017	2016	2017	2016
Loans	$5,745	$5,269	$22,081	$20,481
Securities
US Government and agency obligations	185	111	550	479
Mortgage backed securities	85	35	299	201
Municipals	84	77	342	240
Dividends	31	28	73	67
Other (Corporates)	24	22	105	35
Interest bearing deposits	29	3	82	31
Federal Funds sold	52	18	133	34

Total interest income	6,235	5,563	23,665	21,568

Interest Expense
Deposits
NOW, money market savings	192	162	722	590
Time Deposits	501	407	1,788	1,539
Brokered time deposits	82	67	283	203
Federal Funds purchased	—	—	—	4
Reverse repurchase agreements	—	—	13	—
Capital notes	50	—	187	8

Total interest expense	825	636	2,993	2,344

Net interest income	5,410	4,927	20,672	19,224
Provision for loan losses	248	1,017	993	1,612

Net interest income after provision for loan losses	5,162	3,910	19,679	17,612

Noninterest income
Gains on sale of loans held for sale	771	668	2,434	2,433
Service charges, fees and commissions	510	337	1,887	1,444
Increase in cash value of life insurance	86	87	345	292
Other	34	50	76	132
Gains on sales and calls of securities, net	—	48	113	494

Total noninterest income	1,401	1,190	4,855	4,795

Noninterest expenses
Salaries and employee benefits	2,698	2,513	10,012	9,230
Occupancy	366	342	1,493	1,312
Equipment	375	338	1,521	1,287
Supplies	130	134	520	480
Professional, data processing, and other outside expense	683	672	2,795	2,731
Marketing	143	188	739	686
Credit expense	139	126	595	425
Other real estate expenses	10	11	88	68
FDIC insurance expense	90	88	375	363
Other	303	289	1,036	1,012

Total noninterest expenses	4,937	4,701	19,174	17,594

Income before income taxes	1,626	399	5,360	4,813
Income tax expense	1,266	106	2,438	1,527

Net Income	$360	$293	$2,922	$3,286

Weighted average shares outstanding – basic	4,378,436	4,378,436	4,378,436	4,378,436

Weighted average shares outstanding – diluted	4,378,519	4,378,460	4,378,524	4,378,436

Income per common share – basic	$0.08	$0.07	$0.67	$0.75

Income per common share – diluted	$0.08	$0.07	$0.67	$0.75